Exhibit 10.4
Description of Director Long-Term Service Award Plan
     On December 19, 2006, the board of directors (the “Board”) of Phoenix Technologies Ltd. (the “Company”) unanimously approved the creation of a director long-term service award plan in order to attract and retain high caliber directors and to reward directors for their loyal service to the Company. The Board set the amount of such award at $50,000, to be paid as a one-time payment to retiring directors whose service terminates for any reason other than for cause, and who have served for ten years or more on the Board (or who have served at least five years on the Board and have at least ten years of combined service as a director of the Company and as a director of any business acquired by the Company).
     The Board also approved on December 19, 2006 the payment of a $50,000 service award under the above-mentioned plan to Anthony Sun upon the expiration of his current term as a director of the Company, based on his combined service on the Board and the board of a company previously acquired by the Company.